Exhibit 99.1
PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236

dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
David Wagener To Join Ormat Technologies’
Board of Directors
Reno, Nevada, February 24, 2010 — Ormat Technologies, Inc. (NYSE: ORA) today announced the appointment of Mr. David Wagener of Wagener Capital Management as a new independent member of the Board of Directors of the Company.
Mr. Wagener will begin serving as a member of the Company’s Board of Directors on April 1, 2010 to fill the vacancy resulting from Jacob J. Worenklein’s resignation from the Board, effective March 31, 2010. Mr. Wagener will also serve as a member of the Board’s Nominating and Corporate Governance Committee, replacing Mr. Robert Clarke. Mr. Clarke will take over Mr. Worenklein’s position as a member of the Audit Committee and of the Compensation Committee, effective April 1, 2010.
“We are very happy to have David serve on our Board. His experience in the power/energy industry and his extensive project finance experience, as well as his overall financial knowledge will further enhance Ormat’s already strong Board,” said Dita Bronicki, Chief Executive Officer of Ormat. “We look forward to working with David to build upon our successes and believe his experience and vision will help Ormat execute its strategy and strengthen the Company’s position in the growing geothermal and renewable energy business.”
Since June 1995, Mr. Wagener, 55, has been Managing Partner of Wagener Capital Management. From 1990 to 1995, Mr. Wagener served as Director of the Public Utility & Telecommunications Group in the Investment Banking Division of Salomon Brothers, and from 1980 to 1990, he was Vice President of the Public Utility Group and Co-Head of the Independent Power Group in the Investment Banking Division of Goldman, Sachs & Co. Mr. Wagener has served on the Board of Directors of Centennial Power, a subsidiary of MDU Resources, and on the Board of Directors of Primary Energy, the parent of Primary Energy Recycling. He received his

Bachelor’s degree in 1976 from Harvard College, and his Master’s degree in Business Administration in 1980 from the University of Chicago.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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